UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 12, 2008

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Annual Incentive Bonuses:

On March 12, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Universal Health Services, Inc. (the “Company”) certified the level of attainment of the 2007 performance goals under the Universal Health Services, Inc. Executive Incentive Plan (the “Plan”) and authorized the payment of an annual incentive bonus to Alan B. Miller, the Company’s President and Chief Executive Officer, in the amount of $1,093,000, for the year ended December 31, 2007. Consistent with previous years, the amount of Mr. Miller’s annual incentive bonus was determined as a percentage of his annual salary based on the achievement of corporate performance criteria, and equaled 85% of his annual base salary for 2007.

On March 12, 2008, the Committee certified the level of attainment of the 2007 performance goals under the Plan and authorized the payment of an annual incentive bonus to Steve G. Filton, the Company’s Senior Vice President and Chief Financial Officer, in the amount of $226,000, for the year ended December 31, 2007. Consistent with previous years, the amount of Mr. Filton’s annual incentive bonus was determined as a percentage of his annual salary based on the achievement of corporate performance criteria, and equaled 57% of his annual base salary for 2007.

On March 12, 2008, the Committee certified the level of attainment of the 2007 performance goals under the Plan and authorized the payment of an annual incentive bonus to Debra K. Osteen, the Company’s Senior Vice President of Behavioral Health Operations, in the amount of $357,000, for the year ended December 31, 2007. Consistent with previous years, the amount of Ms. Osteen’s annual incentive bonus was determined as a percentage of her annual salary based on the achievement of divisional and corporate performance criteria, and equaled 89% of her annual base salary for 2007.

On March 12, 2008, the Committee certified the level of attainment of the 2007 performance goals under the Plan and authorized the payment of an annual incentive bonus to Michael Marquez, the Company’s Senior Vice President and co-head of Acute Care Operations, in the amount of $63,000, for the year ended December 31, 2007. The amount of Mr. Marquez’s annual incentive bonus was determined as a percentage of his annual base salary based on the achievement of the corporate performance criteria (the divisional performance criteria was not achieved), and equaled 14% of his base salary for 2007. In addition, in recognition of the increased responsibilities associated with the continued transition of Mr. Marquez’s duties as co-head of the Company’s acute care operations as well as the effective implementation of operational enhancements, the Committee deemed it appropriate to award a discretionary bonus in the amount of $85,000 to Mr. Marquez which equaled 19% of his annual base salary for 2007.

On March 12, 2008, the Committee certified the level of attainment of the 2007 performance goals under the Plan and authorized the payment of an annual incentive bonus to Marc D. Miller, the Company’s Senior Vice President and co-head of Acute Care Operations and a member of the Company’s Board of Directors, in the amount of $56,000, for the year ended December 31, 2007. The amount of Mr. Miller’s annual incentive bonus was determined as a percentage of his annual base salary based on the achievement of the corporate performance criteria (the divisional performance criteria was not achieved), and equaled 14% of his base salary for 2007. In addition, in recognition of the increased responsibilities associated with the continued transition of Mr. Miller’s duties as co-head of the Company’s acute care operations as well as the effective implementation of operational enhancements, the Committee deemed it appropriate to award a discretionary bonus in the amount of $77,000 to Mr. Miller which equaled 19% of his annual base salary for 2007.

2008 Annual Cash Bonus Performance Goals

On March 12, 2008, the Committee approved specific bonus formulae for the determination of annual incentive compensation for the Company’s executive officers pursuant to the Plan for the year ending December 31, 2008. Under the formulae approved by the Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s 2008 base salary as a target bonus. The target bonus award indicated below for Mr. Alan B. Miller is stipulated in his employment agreement dated December 27, 2007. The following table shows each executive officer’s target bonus as a percentage of his or her base salary for 2008:

Name	Title	Target Award
Alan B. Miller	President, Chief Executive Officer & Chairman of the Board	100%

Steve G. Filton	Senior Vice President & Chief Financial Officer	50%

Debra K. Osteen	Senior Vice President	50%

Michael Marquez	Senior Vice President	50%

Marc D. Miller	Senior Vice President	50%

Pursuant to the Plan and the formulae approved by the Committee, each executive officer will be entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of earnings per share from continuing operations, and; (ii) a specified range of target levels of return on capital (net income divided by quarterly average net capital) for the year ending December 31, 2008. In addition, with respect to Ms. Osteen and Messrs. Marquez and Marc D. Miller, 25% of their annual incentive bonus for 2008 will be determined using the corporate performance criteria described above and the remaining 75% will be determined using divisional performance criteria based on achievement of specified income targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: March 18, 2008	By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	President and Chief Executive Officer

	By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer